FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 27, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Drilling Operations on
Kutno, Plawce-2 and Alberta Bakken Wells

Salt Lake City, September 27, 2011 – FX Energy, Inc. (NASDAQ: FXEN), today provided an updated status report on its drilling operations in Poland and the U.S.

Kutno-2

The Kutno-2 well has reached a depth of 1,148 meters.  Current plans are to set 13 3/8ths inch casing at approximately 1,600 meters, then change out the drilling rig.  Nafta Pila’s IDM 2000 rig with 500 ton load capacity will drill to estimated total depth of approximately 6,500 meters.

The Kutno-2 well is planned to test a large (approximately 35,000 acres or 140 square kilometers) 2-D defined Rotliegend structure at a depth of approximately 6,500 meters (21,000 feet) in the Company’s 700,000 acre Kutno concession.  FX Energy is the operator and holds 50% of the Kutno concession; PGNiG holds 50% interest.

Plawce-2

The Plawce-2 tight gas well is at total depth of 4,200 meters, with approximately 480 meters of Rotliegend sandstone.  Gas shows and no water were evident on logs and in cores and a DST at 4130-4145 meters.  Current plans are to frac at least one and possibly up to three zones in the upper portion of the Rotliegend.  After testing, the well is expected to be completed as a vertical producer.

“The absence of free water in the Rotliegend, combined with higher than anticipated porosities and a much thicker pay zone than anticipated, support our confidence in the tight gas play in our Fences concession area,” said David Pierce, the Company’s CEO.

The Plawce-2 well is located on an uplifted tight Rotliegend block within the 850,000 acre Fences concession.  The Company holds a non-operating 49% interest in the Fences concession and the Plawce-2 well; PGNiG operates and holds 51% interest.

U.S. Alberta Bakken

In Montana, FX Energy is currently drilling a 4,000 foot horizontal section in the Anderson 14-29 well.  FX plans to complete drilling operations on the 14-29 well in about two weeks and move onto the next location in the block, the 15-13.  Current plans call for at least one further well yet this year.  All the wells are designed for 4,000 foot laterals with multi-stage fracs.

The Company has already re-entered, drilled and fracced a vertical well in its Cut Bank acreage.  Based on the results of that vertical well, FX plans to drill a horizontal well on a nearby location.  FX Energy is operator and holds a one-third working interest in approximately 75,000 net acres; American Eagle Energy, Inc., and Big Sky Operating, LLC, each own a one-third working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional reports or visit FX Energy’s website at www.fxenergy.com.